CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,556,000	$178.32

Pricing supplement no. 85 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 18-I dated December 2, 2011	Registration Statement No. 333-177923 Dated December 22, 2011 Rule 424(b)(2)

Structured Investments	$1,556,000 Digital Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks due June 29, 2018

General

•	Senior unsecured obligations of JPMorgan Chase & Co. maturing June 29, 2018. †
•	The notes are designed for investors who seek (a) semi-annual coupon payments that are linked to the performance of an equally weighted basket of 10 Reference Stocks, subject to the Coupon Cap of 3.00% (corresponding to an annual rate of 6.00% per annum) and the Minimum Coupon Rate of 1.25% (corresponding to an annual rate of 2.50% per annum), and (b) return of their initial investment at maturity. Investors should be willing to forgo dividend payments on the Reference Stocks and any return on their investment beyond the Coupon Payments. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Interest will be payable on a semi-annual basis.
•	Minimum denominations of $1,000 and integral multiples thereof.
•	The notes priced on December 22, 2011 and are expected to settle on or about December 30, 2011.

Key Terms

Basket:	The Basket consists of 10 common stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Reference Stocks and the Bloomberg ticker symbol, relevant exchange, Stock Weighting and Initial Share Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.
Coupon Rate:	The Coupon Rate for each Coupon Payment Date will be a percentage equal to the greater of (a) the sum of the Stock Performance of each Reference Stock on the Coupon Determination Date multiplied by the Stock Weighting for such Reference Stock, and (b) the Minimum Coupon Rate. In no case however, will the Coupon Rate be greater than the Coupon Cap.
Coupon Payment:	The Coupon Payment per $1,000 note payable on each Coupon Payment Date will equal $1,000 x Coupon Rate.
Coupon Determination Dates†:	June 26, 2012, December 26, 2012, June 25, 2013, December 26, 2013, June 25, 2014, December 26, 2014, June 25, 2015, December 28, 2015, June 27, 2016, December 27, 2016, June 27, 2017, December 26, 2017 and June 26, 2018.
Coupon Payment Dates†:	June 29, 2012, December 31, 2012, June 28, 2013, December 31, 2013, June 30, 2014, December 31, 2014, June 30, 2015, December 31, 2015, June 30, 2016, December 30, 2016, June 30, 2017, December 29, 2017 and June 29, 2018.
Stock Performance:

The Stock Performance for a Reference Stock on any Coupon Determination Date will be:

(1) if the Stock Return on such date is greater than or equal to the Stock Return Threshold, the Coupon Cap, or

(2) if the Stock Return on such date is less than the Stock Return Threshold, the greater of the Stock Return and the Stock Return Floor.

Stock Return Threshold:	0.00%
Stock Return Floor:	-20.00%
Stock Return:	With respect to a Reference Stock, on any trading day:
Final Share Price – Initial Share Price
Initial Share Price
Minimum Coupon Rate:	1.25% (corresponding to an annual rate of 2.50% per annum)
Coupon Cap:	3.00% (corresponding to an annual rate of 6.00% per annum)
Initial Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the pricing date divided by the Share Adjustment Factor for such Reference Stock.
Final Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the applicable Coupon Determination Date.
Share Adjustment Factor:	With respect to each Reference Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “General Terms of Notes—Additional Reference Stock Provisions—A. Anti-Dilution Adjustments” in the accompanying product supplement for further information.
Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the final Coupon Payment. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
Maturity Date†:	June 29, 2018
CUSIP:	48125VEN6
†	Subject to postponement in the event of a market disruption event as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 18-I dated December 2, 2011.

Investing in the Contingent Coupon Notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement no. 18-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement no. 18-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$53.10	$946.90
Total	$1,556,000	$82,623.60	$1,473,376.40
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one of more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $53.10 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $35.80 per $1,000 principal amount note. The concessions of $35.80 per $1,000 principal amount note include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. Please see “Plan of Distribution (Conflicts of Interest)” beginning on page 39 of the accompanying product supplement no. 18-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

December 22, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 18-I dated December 2, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated December 5, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 18-I dated December 2, 2011, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 18-I dated December 2, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211008040/e46449_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

The Basket

The issuers of the Reference Stocks and the ticker symbol, the relevant exchange on which each Reference Stock is listed, the Stock Weighting and the Initial Share Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weighting	Initial Share Price*
AMZN	Amazon.com, Inc.	NASDAQ Global Select Market	1/10	$178.99
BMY	Bristol-Myers Squibb Company	NYSE	1/10	$35.09
CL	Colgate-Palmolive Company	NYSE	1/10	$92.41
GIS	General Mills, Inc.	NYSE	1/10	$40.31
GS	The Goldman Sachs Group, Inc.	NYSE	1/10	$94.42
MO	Altria Group, Inc.	NYSE	1/10	$29.82
NEM	Newmont Mining Corporation	NYSE	1/10	$60.99
PEP	PepsiCo, Inc.	NYSE	1/10	$66.04
WAG	Walgreen Co.	NYSE	1/10	$33.92
WMT	Wal-Mart Stores, Inc.	NYSE	1/10	$59.19

*Subject to adjustment as described under “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” and “General Terms of Notes — Additional Reference Stock Provisions — B. Reorganization Events” in the accompanying product supplement no. 18-I.

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY – Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least your initial investment in the notes plus the final Coupon Payment if you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	SEMI-ANNUAL INTEREST PAYMENTS – The notes provide semi-annual Coupon Payments with a variable Coupon Rate that will not be less than the Minimum Coupon Rate of 2.50% per annum or greater than the Coupon Cap of 6.00% per annum. The Coupon Rate will equal the weighted average Stock Performance of the Reference Stocks on the applicable Coupon Determination Date, provided that the Coupon Rate will not be less than the Minimum Coupon Rate or greater than the Coupon Cap. For each Reference Stock, the Stock Performance on any Coupon Determination Date will be equal to (i) the Coupon Cap if the closing price of such Reference Stock has appreciated beyond the Stock Return Threshold from the pricing date to such Coupon Determination Date or (ii) the greater of the Stock Return and the Stock Return Floor for such Reference Stock if the closing price for such Reference Stock has not appreciated beyond the Stock Return Threshold or declined from the pricing date to such Coupon Determination Date.
•	RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 10 REFERENCE STOCKS — The Coupon Rate of the notes is linked to the performance of an equally weighted basket, which consists of 10 Reference Stocks. These Reference Stocks are the common stocks of Amazon.com, Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Company,

JPMorgan Structured Investments —	PS-1
Digital Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

General Mills, Inc., The Goldman Sachs Group, Inc., Altria Group, Inc., Newmont Mining Corporation, PepsiCo, Inc., Walgreen Co. and Wal-Mart Stores, Inc.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 18-I. Subject to the limitations described in the accompanying product supplement, and based on certain factual representations received from us, in the opinion of our special tax counsel, Sidley Austin LLP, the notes should be treated for U.S. federal income tax purposes as “variable rate debt instruments”. We and you, by virtue of purchasing the notes, agree to treat the notes as variable rate debt instruments. Accordingly, interest paid on the notes should generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your regular method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 18-I, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

•	THE COUPON RATE MAY BE LIMITED TO THE MINIMUM COUPON RATE OF AT LEAST 2.50% PER ANNUM— Your only return on the notes will be the semi-annual Coupon Payments paid over the term of the notes. If the closing prices of one or more of the Reference Stocks have declined from the pricing date to the applicable Coupon Determination Date, resulting in negative Stock Returns for such Reference Stocks, any such negative Stock Returns, although limited in their effect on your return by the Stock Return Floor, could offset entirely the positive contribution to the Coupon Rate from any other Reference Stocks that have positive Stock Returns, although limited by the Return Cap. Under these circumstances, the Coupon Rate will be equal to the Minimum Coupon Rate of 2.50% per annum and a Coupon Payment of $12.50 will be made on each applicable Coupon Payment Date. At maturity, you will receive a cash payment equal to $1,000 per $1,000 principal amount note subject to the credit risk of JPMorgan Chase & Co. Therefore, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security having a similar maturity issued by us or an issuer with a comparable credit rating. The Coupon Payments paid over the term of the notes may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
•	LIMITED RETURN ON THE NOTES — The appreciation potential of the notes is limited by the Coupon Cap of 6.00% per annum. On each Coupon Determination Date, even if one or more of the Stock Returns is greater than the Stock Return Threshold, the Coupon Rate will not exceed the Coupon Cap. Moreover, the Stock Performance of each Reference Stock in the Basket is limited to the Coupon Cap, even if the Stock Return of such Reference Stock is greater than the Coupon Cap. Accordingly, your return on each Coupon Payment Date will be limited, regardless of the actual appreciation of the closing prices of the Reference Stocks, which may be significant.
•	CHANGES IN THE CLOSING PRICES OF THE REFERENCE STOCKS MAY OFFSET EACH OTHER — The notes are linked to an equally weighted basket consisting of 10 Reference Stocks. Price movements in the Reference Stocks may change such that the Stock Returns for the Reference Stocks on any relevant Coupon Determination Date may not correlate with each other. At a time when the closing prices of one or more of the Reference Stocks increases, the closing prices of the other Reference Stocks may not increase as much or may even decline in value. Therefore, in calculating the Coupon Rate for any relevant Coupon Payment Date, the positive contribution from a Reference Stock with a positive Stock Return may be moderated, or more than offset, by declines in the closing prices of the other Reference Stocks. In addition, a positive contribution by a Reference Stock is limited to the Coupon Cap and a negative contribution by a Reference Stock is limited to the Stock Return Floor, which may have a disproportionate impact on the Coupon Rate. There can be no assurance that the Coupon Rate will be greater than the Minimum Coupon Rate on any Coupon Payment Date.
•	Correlation (OR LACK OF CORRELATION) of performances among the Reference Stocks may reduce the performance of the NOTES — Performances among the Reference Stocks may become highly correlated from time to time during the term of the notes, including, but not limited to, a period in which there is a substantial decline in the primary securities markets for the Reference Stocks. High correlation during periods of negative returns among the Reference Stocks could cause the Coupon Rate to be equal to the Minimum Coupon Rate and adversely affect the value of the notes. In addition, the performance of the Reference Stocks may not be correlated and, accordingly, your investment in the notes may only produce a return greater than the Minimum Coupon Rate if there is a broad based rise in the industries represented by the Reference Stocks.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity and on any Coupon Payment Date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent

JPMorgan Structured Investments —	PS-2
Digital Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuers or providing advisory services to such Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	no ownership rights in the Reference StockS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	Certain BUILT-IN costs are likely to adversely affect the value of the notes prior to maturity — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and includes the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to one or more of the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you on any Coupon Payment Date. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Reference Stock to reflect certain corporate events, such as mergers, affecting such Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the notes in making these determinations. See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement for further information.
•	MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the closing price of the Reference Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility in the Reference Stocks;
•	the time to maturity of the notes;
•	the dividend rates paid on the Reference Stocks;
•	the correlation (or lack of correlation) in price movements among the Reference Stocks;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the occurrence of certain events affecting the issuers of the Reference Stocks that may or may not require an adjustment to the applicable Share Adjustment Factor, including a merger or acquisition; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	PS-3
Digital Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

Sensitivity Analysis — Hypothetical Coupon Rates for one Coupon Payment Date for Each $1,000 note

The following tables and examples illustrate hypothetical Coupon Rates for a Coupon Payment Date for a basket of ten hypothetical Reference Stocks, each with a hypothetical Initial Share Price of $100 and a hypothetical Final Share Price as set forth in the table for each example. The following tables and examples reflect the Coupon Cap of 3.00% (corresponding to an annual rate of 6.00% per annum), the Stock Return Threshold of 0.00%, the Minimum Coupon Rate of 1.25% (corresponding to an annual rate of 2.50% per annum) and the Stock Return Floor of -20%.

The actual Initial Share Price for each Reference Stock included in the Basket is different from the hypothetical Initial Share Price and different from the Initial Share Price of each of the other Reference Stocks. The actual Final Share Price for each Reference Stock included in the Basket will be determined on the applicable Coupon Determination Date and will likely be different from the hypothetical Final Share Prices set forth below. The hypothetical Coupon Rates set forth below are for illustrative purposes only and may not be the actual Coupon Rates for any Coupon Payment Date applicable to a purchaser of the notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

Example 1:

TABLE 1

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	$108.50	8.50%	3.00%	0.30%
Stock 2	$102.60	2.60%	3.00%	0.30%
Stock 3	$103.00	3.00%	3.00%	0.30%
Stock 4	$103.50	3.50%	3.00%	0.30%
Stock 5	$104.50	4.50%	3.00%	0.30%
Stock 6	$95.00	-5.00%	-5.00%	-0.50%
Stock 7	$105.00	5.00%	3.00%	0.30%
Stock 8	$96.50	-3.50%	-3.50%	-0.35%
Stock 9	$107.50	7.50%	3.00%	0.30%
Stock 10	$106.50	6.50%	3.00%	0.30%
			Total =	1.55%
			Coupon Rate =	1.55%
			Annualized Coupon Rate =	3.10%

Explanation for Example 1

As illustrated by Table 1 above, even when most of the Reference Stocks only have modest positive Stock Returns, if negative Stock Returns for the other Reference Stocks are sufficiently small, the Coupon Rate may be greater than the Minimum Coupon Rate on the applicable Coupon Payment Date.

Example 2:

TABLE 2

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	$81.00	-19.00%	-19.00%	-1.90%
Stock 2	$110.00	10.00%	3.00%	0.30%
Stock 3	$85.00	-15.00%	-15.00%	-1.50%
Stock 4	$150.00	50.00%	3.00%	0.30%
Stock 5	$110.00	10.00%	3.00%	0.30%
Stock 6	$120.00	20.00%	3.00%	0.30%
Stock 7	$82.00	-18.00%	-18.00%	-1.80%
Stock 8	$102.50	2.50%	3.00%	0.30%
Stock 9	$50.00	-50.00%	-20.00%	-2.00%
Stock 10	$106.00	6.00%	3.00%	0.30%
			Total =	-5.40%
			Coupon Rate =	1.25%
			Annualized Coupon Rate =	2.50%

Explanation for Example 2

As illustrated by Table 2 above, even when most of the Reference Stocks have are positive, if Stock Returns for the other Reference Stocks are sufficiently negative, the investor will receive a Coupon Payment on the applicable Coupon Payment Date based on the Minimum Coupon Rate.

JPMorgan Structured Investments —	PS-4
Digital Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

Example 3:

TABLE 3

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	$115.00	15.00%	3.00%	0.30%
Stock 2	$115.00	15.00%	3.00%	0.30%
Stock 3	$120.00	20.00%	3.00%	0.30%
Stock 4	$150.00	50.00%	3.00%	0.30%
Stock 5	$130.00	30.00%	3.00%	0.30%
Stock 6	$130.00	30.00%	3.00%	0.30%
Stock 7	$135.00	35.00%	3.00%	0.30%
Stock 8	$125.00	25.00%	3.00%	0.30%
Stock 9	$145.00	45.00%	3.00%	0.30%
Stock 10	$115.00	15.00%	3.00%	0.30%
			Total =	3.00%
			Coupon Rate =	3.00%
			Annualized Coupon Rate =	6.00%

Explanation for Example 3

As illustrated by Table 3 above, even when all of the Reference Stocks have significant positive Stock Returns, the Coupon Payment on the applicable Coupon Payment Date is limited by the Coupon Cap.

JPMorgan Structured Investments —	PS-5
Digital Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stock(s)” beginning on page PS-20 of the accompanying product supplement for more information.

Historical Information of the Reference Stocks and the Basket

The following graphs contained in this pricing supplement set forth the historical performance of the Reference Stocks based on the weekly closing prices (in U.S. dollars) of the Reference Stocks from January 6, 2006 through December 16, 2011. We obtained the closing prices and other market information in this pricing supplement from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in any Coupon Rate greater than the Minimum Coupon Rate. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Amazon.com, Inc. (“Amazon.com”)

According to its publicly available filings with the SEC, Amazon.com operates retail websites, offers programs that enable third parties to sell products on its websites and manufactures and sells e-readers. The common stock of Amazon.com, par value $0.01 per share, is listed on The NASDAQ Global Select Market, which we refer to as the Relevant Exchange for purposes of Amazon.com in the accompanying product supplement. Amazon.com’s SEC file number is 000-22513.

Historical Information of the Common Stock of Amazon.com

The following graph sets forth the historical performance of the common stock of Amazon.com based on the weekly closing price (in U.S. dollars) of the common stock of Amazon.com from January 6, 2006 through December 16, 2011.  The closing price of the common stock of Amazon.com on December 22, 2011 was $178.99.

JPMorgan Structured Investments —	PS-6
Digital Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

Bristol-Myers Squibb Company (“Bristol-Myers”)

According to its publicly available filings with the SEC, Bristol-Myers is a biopharmaceutical company whose products, which include chemically-synthesized drugs and biological products, are sold primarily to wholesalers, retail pharmacies, hospitals, government entities and the medical profession. The common stock of Bristol-Myers, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Bristol-Myers in the accompanying product supplement. Bristol-Myers’ SEC file number is 001-01136.

Historical Information of the Common Stock of Bristol-Myers

The following graph sets forth the historical performance of the common stock of Bristol-Myers based on the weekly closing price (in U.S. dollars) of the common stock of Bristol-Myers from January 6, 2006 through December 16, 2011.  The closing price of the common stock of Bristol-Myers on December 22, 2011 was $35.09.

Colgate-Palmolive Company (“Colgate-Palmolive”)

According to its publicly available filings with the SEC, Colgate-Palmolive, is a consumer products company that manufactures and offers oral care products, personal care products and home care products. The common stock of Colgate-Palmolive (which we refer to as the “common stock of Colgate-Palmolive”), par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Colgate-Palmolive in the accompanying product supplement. Colgate-Palmolive’s SEC file number is 001-00644.

Historical Information of the Common Stock of Colgate-Palmolive

The following graph sets forth the historical performance of the common stock of Colgate-Palmolive based on the weekly closing price (in U.S. dollars) of the common stock of Colgate-Palmolive from January 6, 2006 through December 16, 2011. The closing price of the common stock of Colgate-Palmolive on December 22, 2011 was $92.41.

JPMorgan Structured Investments —	PS-7
Digital Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

General Mills, Inc. (“General Mills”)

According to its publicly available filings with the SEC, General Mills is a global manufacturer and marketer of branded consumer foods sold through retail stores. General Mills manufactures its products in 16 countries and markets them in more than 100 countries. The common stock of General Mills, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of General Mills in the accompanying product supplement. General Mills’ SEC file number is 001-01185.

Historical Information Regarding the Common Stock of General Mills

The following graph sets forth the historical performance of the common stock of General Mills based on the weekly closing price (in U.S. dollars) of the common stock of General Mills from January 6, 2006 through December 16, 2011.  The closing price of the common stock of General Mills on December 22, 2011 was $40.31.

The Goldman Sachs Group, Inc. (“Goldman Sachs”)

According to its publicly available filings with the SEC, Goldman Sachs is a global investment banking, securities and investment management firm that provides a financial services to a client base that includes corporations, financial institutions, governments and high-net-worth individuals. The common stock of Goldman Sachs, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Goldman Sachs in the accompanying product supplement. Goldman Sachs SEC file number is 001- 14965.

Historical Information of the Common Stock of Goldman Sachs

The following graph sets forth the historical performance of the common stock of Goldman Sachs based on the weekly closing price (in U.S. dollars) of the common stock of Goldman Sachs from January 6, 2006 through December 16, 2011.  The closing price of the common stock of Goldman Sachs on December 22, 2011 was $94.42.

JPMorgan Structured Investments —	PS-8
Digital Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

Altria Group, Inc. (“Altria”)

According to its publicly available filings with the SEC, Altria, through its subsidiaries, engages in the manufacture and sale of cigarettes, wine, and other tobacco products in the United States and internationally. The company also maintains a portfolio of leveraged and direct finance leases principally in transportation, including aircraft, as well as power generation and manufacturing equipment, and facilities. The common stock of Altria, par value $0.33 1/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Altria in the accompanying product supplement. Altria’s SEC file number is 001-08940.

Historical Information of the Common Stock of Altria

The following graph sets forth the historical performance of the common stock of Altria based on the weekly closing price (in U.S. dollars) of the common stock of Altria from January 6, 2006 through December 16, 2011. The closing price of the common stock of Altria on December 22, 2011 was $29.82.

Newmont Mining Corporation (“Newmont”)

According to its publicly available filings with the SEC, Newmont is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, New Zealand and Mexico. The common stock of Newmont, par value $1.60 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Newmont in the accompanying product supplement. Newmont’s SEC file number is 001-31240.

Historical Information of the Common Stock of Newmont

The following graph sets forth the historical performance of the common stock of Newmont based on the weekly closing price (in U.S. dollars) of the common stock of Newmont from January 3, 2005 through December 16, 2011. The closing price of the common stock of Newmont on December 22, 2011 was $60.99.

JPMorgan Structured Investments —	PS-9
Digital Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

PepsiCo, Inc. (“PepsiCo”)

According to its publicly available filings with the SEC, PepsiCo engages in the manufacture, marketing, and sale of foods, snacks, and carbonated and non-carbonated beverages. The common stock of PepsiCo, par value $0.01 2/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of PepsiCo in the accompanying product supplement. PepsiCo’s SEC file number is 001-01183.

Historical Information of the Common Stock of PepsiCo

The following graph sets forth the historical performance of the common stock of PepsiCo based on the weekly closing price (in U.S. dollars) of the common stock of PepsiCo from January 6, 2006 through December 16, 2011. The closing price of the common stock of PepsiCo on December 22, 2011 was $66.04.

Walgreen Co. (“Walgreen”)

According to its publicly available filings with the SEC, Walgreen, together with its subsidiaries, operates a chain of drugstores in the United States, selling prescription and non-prescription drugs as well as general merchandise. The common stock of Walgreen, par value $.078125 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Walgreen in the accompanying product supplement. Walgreen’s SEC file number is 001-00604.

Historical Information of the Common Stock of Walgreen

The following graph sets forth the historical performance of the common stock of Walgreen based on the weekly closing price (in U.S. dollars) of the common stock of Walgreen from January 6, 2006 through December 16, 2011. The closing price of the common stock of Walgreen on December 22, 2011 was $33.92.

JPMorgan Structured Investments —	PS-10
Digital Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks

Wal-Mart Stores, Inc.

According to its publicly available filings with the SEC, Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets which offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. The common stock of Wal-Mart Stores, Inc., par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Wal-Mart Stores, Inc. in the accompanying product supplement. Wal-Mart Stores, Inc.’s SEC file number is 001-06991.

Historical Information of the Common Stock of Wal-Mart Stores, Inc.

The following graph sets forth the historical performance of the common stock of Wal-Mart Stores, Inc. based on the weekly closing price (in U.S. dollars) of the common stock of Wal-Mart Stores, Inc. from January 6, 2006 through December 16, 2011. The closing price of the common stock of Wal-Mart Stores, Inc. on December 22, 2011 was $59.19.

Supplemental Underwriting Information

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this pricing supplement, which will be the fifth business day following the pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to Federal law, New York law and the Delaware General Corporation Law. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as an exhibit to the registration statement on Form S-3 filed by the Company on November 14, 2011.

JPMorgan Structured Investments —	PS-11
Digital Contingent Coupon Notes Linked to an Equally Weighted Basket of 10 Reference Stocks